Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Innodata Isogen, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Innodata Isogen, Inc. on Form S-8 (Registration No. 33-85530, dated October 21, 1994, Registration No. 333-3464, dated April 18, 1996, Registration No. 33-63085, dated September 9, 1998, Registration No. 333-82185, dated July 2, 1999, and Registration No. 333-118506, dated August 24, 2004) and on Form S-3 (Registration No. 33-62012, dated April 11, 1996, Registration No. 333-91649, dated November 24, 1999 and Registration No. 333-51400, dated December 7, 2000).

/s/ GRANT THORNTON LLP

Edison, New Jersey
March 9, 2009